Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 Nos. 333-138475, 333-170966) of Hercules Offshore, Inc. and in the related Prospectus, and
(2) Registration Statement (Form S-8 Nos. 333-129344, 333-134135, and 333-149289) pertaining to the 2004 Long-Term Incentive Plan of Hercules Offshore, Inc.;
of our report dated March 9, 2011, except for the effects of discontinued operations as discussed in Note 1, as to which the date is July 7, 2011, with respect to the consolidated financial statements of Hercules Offshore, Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Houston, Texas
July 7, 2011